Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:

First:	The name of the limited partnership is

ATLAS RESOURCES SERIES 33-2013 L.P.

Second:	The address of its registered office in the State of Delaware is 110 S. POPLAR STREET, SUITE 101 in the city of WILMINGTON, DELAWARE 19801. The name of the Registered Agent at such address is ANDREW M. LUBIN.

Third:	The name and mailing address of each general partner is as follows:

ATLAS RESOURCES, LLC
MANAGING GENERAL PARTNER
PARK PLACE CORPORATE CENTER ONE
1000 COMMERCE DRIVE, 4TH FLOOR
PITTSBURGH, PA 15275

In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of February 19, 2013.

By:	ATLAS RESOURCES, LLC, Managing General Partner

/s/ Justin T. Atkinson
Justin T. Atkinson, Senior Vice President